Exhibit 99.1

RISK FACTORS

Before investing in the notes, you should carefully consider all of the information included or incorporated by reference into this offering memorandum. When evaluating an investment in the notes, you should carefully consider the following risk factors together with all other information included in this offering memorandum, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC, which are incorporated by reference herein.

Risks Related to the Offering, the Notes and Our Ordinary Shares

We may not be able to generate sufficient cash flow to meet our debt service and other obligations, including the notes, due to events beyond our control.

Our ability to generate cash flows from operations and to make scheduled payments on or refinance our indebtedness, including the notes, and to fund working capital needs and planned capital expenditures will depend on the ability of our subsidiaries to generate cash in the future. Our future financial performance will be affected by a range of economic, financial, competitive, business and other factors that we cannot control, such as general economic and financial conditions in our industry, the economy generally or other risks summarized here. A significant reduction in operating cash flows could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and the ability to service our debt and other obligations, including the notes. If we are unable to service our debt or to fund our other liquidity needs, we may be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, forgoing strategic acquisitions, investments and alliances, selling assets, restructuring or refinancing our indebtedness, including the notes offered hereby, and seeking additional capital, or any combination of the foregoing. If we raise additional debt, it would increase interest expense, leverage and operating and financial costs. We cannot assure you that any of these alternative strategies could be effected on commercially reasonable terms, if at all, or that they would yield sufficient funds to make required payments on the notes and our other indebtedness or to fund our other liquidity needs. Reducing or delaying capital expenditures, forgoing strategic acquisitions and investments and alliances or selling assets could delay future cash flows. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, may restrict us from adopting any of these alternatives.

The failure to generate sufficient cash flow or to achieve implementation of any of these alternatives could significantly adversely affect the value of the notes and our ability to pay amounts due under the notes. If for any reason we are unable to meet our debt service and repayment obligations, including under the notes, we would be in default under the terms of the agreements governing our indebtedness, which would allow creditors at that time to declare all outstanding indebtedness to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights under our applicable debt agreements. Under these circumstances, lenders could compel us to apply all of our available cash to repay borrowings or they could prevent us from making payments on the notes. In addition, these lenders could then seek to foreclose on our assets to the extent such assets are collateral for the borrowings. If the amounts outstanding under our existing and future debt agreements, including the notes, were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a holder of notes.

Provisions of the indenture that will govern the notes and certain provisions of our other existing and future indebtedness may impede or discourage a takeover of us, which could cause the market price of our ordinary shares to decline.

Certain provisions of the notes and our other existing and future indebtedness could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of a fundamental change, subject to certain conditions, holders will have the right, at their option, to require us to purchase for cash all of such holder’s notes, or any portion of such holder’s notes that has a principal amount that is equal to $1,000 or an integral multiple of $1,000 in excess thereof. We may also be required, under certain circumstances, to increase the conversion rate for the notes if a holder elects to convert its notes in connection with a fundamental change. See “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Fundamental Change” and “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Fundamental Change.” These provisions may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

Conversion of the notes will dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

To the extent we issue ordinary shares upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing shareholders, including holders who had previously converted their notes. Any sales in the public market of the ordinary shares issuable upon such conversion could adversely affect prevailing market prices of our ordinary shares. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into ordinary shares could depress the market price of our ordinary shares.

Because we do not intend to pay dividends, shareholders will benefit from an investment in our ordinary shares only if our ordinary shares appreciate in value.

We have not paid dividends on our ordinary shares to date and do not anticipate paying cash dividends in the immediate future. We anticipate that we will retain any future cash flows for debt reduction, to support operations and to finance the development of our business. As a result, the success of an investment in our ordinary shares by holders who convert their notes and receive ordinary shares will depend entirely upon any future appreciation in the value of the ordinary shares. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which shareholders have purchased their ordinary shares.

We can issue preferred shares that may adversely affect your rights as a shareholder of our ordinary shares.

Our memorandum and articles of association authorizes us to issue up to 10,000,000 preferred shares with the designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights superior to those of holders of our ordinary shares. For example, an issuance of preferred shares could:

•	make it more difficult for a third-party to gain control of us;

•	discourage bids for our ordinary shares at a premium;

•	limit or eliminate any payments that the holders of our ordinary shares could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price of the ordinary shares.

We may in the future authorize preferred shares at any time.

Risks Related to Our Business and Our Industry

Failure to obtain delivery of the Cobalt Explorer could have a material and adverse effect on our business.

We expect to take delivery of the Cobalt Explorer in 2015, but such vessel may not be delivered to us on time, or at all. A delay in the delivery date of the Cobalt Explorer beyond what we expect or non-delivery of such vessel could result from a variety of factors affecting the shipyard, or our failure to make the final construction payments under the construction contracts for the Cobalt Explorer. Failure to obtain delivery of the Cobalt Explorer in a timely manner or at all may have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our debt obligations.

As of March 31, 2013, our total debt was $2.8 billion and we had the ability to borrow an additional $200 million under our revolving credit facility, subject to limitations in the credit facility. Subject to the restrictions in our revolving credit facility and our future and existing debt agreements, including the indentures governing our notes, we may incur additional indebtedness. Our high level of indebtedness could have important consequences for an investment in us and significant effects on our business. For example, our level of indebtedness and the terms of our debt agreements may:

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make it more difficult for us to satisfy our financial obligations under our indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

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prevent us from having sufficient cash flow from operations or raising the funds necessary to repurchase notes tendered to us if there is a fundamental change or if there is a change of control as defined under any of our other debt agreements, which could require us to repurchase or repay indebtedness under such debt agreements, the failure of which would constitute a default under the indenture governing the notes and the agreements governing such other indebtedness;

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require us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

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limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or general corporate purposes, which may limit our ability to execute our business strategy;

•	limit our ability to refinance our indebtedness on terms that are commercially reasonable, or at all;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

•	limit management’s discretion in operating our business;

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy; and

•	result in higher interest expense if interest rates increase and we have outstanding floating rate borrowings.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to satisfy our other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting our company and industry, many of which are beyond our control.